FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-04

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)
Subject: Fwd:***NEW ISSUE CMBS: WFCM 2015-C26 * Pricing Spots*

WFCM 2015-C26 *Pricing Spots*

Swap	Spreads	Treasuries
2yr	25.00	2yr	100-00+
3yr	23.00	3yr	100-06+
4yr	22.50	5yr	100-00+
5yr	17.25	7yr	99-19+
6yr	15.25	10yr	104-15+
7yr	10.50	30yr	113-30
8yr	13.00
9yr	14.00
10yr	13.75
12yr	24.25

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see
https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:
https://www.wellsfargo.com/com/disclaimer/wfsjb4.